Exhibit 10.41

POLICY OF ENDO HEALTH SOLUTIONS INC.
RELATING TO INSIDER TRADING IN COMPANY SECURITIES AND CONFIDENTIALITY OF INFORMATION

To:    All Personnel
From: David P. Holveck, President & Chief Executive Officer

The Board of Directors has adopted the following Policy which applies to all personnel (including directors and officers) of Endo Health Solutions Inc. and its subsidiaries (collectively called the “Company”) arising from our legal and ethical responsibilities as a public company. This policy supersedes the policy adopted in April 2009 in its entirety.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

1.    Prohibition Against Trading on Undisclosed Material Information:

You are prohibited from engaging in any transaction in the Company’s securities while aware of material non-public information about the Company. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about the Company, the prohibition applies. This prohibition covers virtually all transactions in the Company’s securities, including purchases, sales, pledges, hedges, loans and gifts of the Company’s securities, as well as other direct or indirect transfers of the Company’s securities. This prohibition extends to trades of the Company’s securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:

•	transactions in the Company’s securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;

•	transactions in the Company’s securities for which you act as trustee, executor or custodian; and

•	transactions in any other account or investment involving in any way any the Company’s securities over which you exercise any direct or indirect control.

Specifically, if you are aware of material information relating to the Company which has not yet been available to the public for at least two full days (often called “inside information”), you are prohibited from engaging in any transaction in our securities, directly or indirectly, and from disclosing such information to any other persons who may engage in any transaction in our securities. Any information, positive or negative, is "material" if it might be of significance to an investor in determining whether to purchase, sell or hold our securities. Information may be significant for this purpose even if it would not alone determine the investor's

Exhibit 10.41

decision. Examples include a potential business acquisition, internal information about revenues, earnings or other aspects of financial performance that departs in any way from what the market would expect based upon prior disclosures, important business developments (including FDA approval or nonapproval of one of our products), the acquisition or loss of major customer, or an important transaction. We emphasize that these examples are merely illustrative. When we refer to our “securities” we mean the Company's common stock and any other securities that the Company may publicly offer such as notes or warrants.

Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. We do not consider information about the Company to be public until at least two full trading days have passed following its formal release to the market. Once material information is publicly announced, trading can occur after a lapse of two full trading days. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in the Company's stock or other securities starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in the Company's stock or other securities until Thursday. Please consult the Company’s Chief Financial Officer or Chief Legal Officer if you are uncertain when trading may commence following an announcement.

The above prohibition against trading on inside information generally reflects the requirements of law as well as the Company's Policy. As more fully discussed below, a breach of this Policy will likely also constitute a serious legal violation.

2.    Restricted Periods: In addition to the limitations set forth in Section 1 above, “Restricted Personnel” are not permitted to trade any Company securities during a “Restricted Period”. “Restricted Personnel” are those individuals who are at an enhanced risk of possessing inside information. This group includes all members of the Company’s Board of Directors, all Company officers (Senior Vice Presidents and above), all American Medical Systems Vice Presidents and above and all Company employees at and above Director level in the following departments: Corporate Affairs, Corporate Development, Finance and Legal. “Restricted Personnel” are not permitted to trade any securities of the Company during periods that begin 10 trading days prior to the end of each of the Company's fiscal quarters (including its fiscal year end) and ending two full trading days after the financial results for each quarter, or with respect to the fourth quarter for the full year, have been announced publicly (a "Restricted Period"). The Company's fiscal quarters end on each March 31, June 30 and September 30 and its fiscal year end is December 31. The announcement date of the quarterly results varies, but occurs normally within thirty (30) days following the end of the fiscal quarter. For example, if we issued our first quarter earnings before the market opens on April 30th, Restricted Personnel could not trade any securities of the Company from March 15th until May 2nd, which is two full trading days after the first quarter results are publicly announced.

Notwithstanding the foregoing, Restricted Personnel may sell any securities of the Company during a Restricted Period if such securities are sold pursuant to an effective registration statement on Form S-3 or Form S-4 or any successor form thereto on file with the U.S. Securities and Exchange Commission (an "Exempted Sale") and such personnel have received the consent of the Company’s Chief Financial Officer or Chief Legal Officer prior to conducting such sale. Furthermore, upon the receipt of a notice by mail, fax or email from the Company informing personnel of an Exempted

Exhibit 10.41

Sale, all personnel may trade any securities of the Company, if such personnel shall have first received the consent of the Company’s Chief Financial Officer or Chief Legal Officer to conduct such sale, until such time as the Exempted Sale is consummated, but in no case for more than three business days from the date of such notice.

3.    Confidentiality Generally: Serious problems arise from the unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors), whether or not the purpose is to facilitate improper trading in our stock. Accordingly, the Company's confidentiality policy remains the same but is supplemented by this Policy. Company personnel must not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Company’s Vice President, Corporate Affairs.

4.    Information About Other Companies: In the course of your employment, you may become aware of material non-public information about other public companies – for example, other companies with which our Company has business dealings. You are prohibited from engaging in any transaction in the securities of any other public company at a time when you are in possession of material non-public information about such company. You are also prohibited from communicating that information to any other person for such use.

5.    Tipping: Improper disclosure of non-public information to another person who engages in a transaction in the stock (so-called "tipping") is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose information about our Company, or information about any other public company that you acquire in connection with your employment with our Company, you may be fully responsible legally for the trading of the person receiving the information from you (your "tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends or others who might abuse the information by trading in securities.

6.    Limitation on Certain Trading Activities: We encourage interested employees to own securities as a long-term investment at levels consistent with their individual financial circumstances and risk-bearing abilities (since ownership of any security entails risk). However, Company personnel may not trade in puts, calls or similar options on our stock or sell our stock "short". (You may, of course, exercise any stock options granted to you by the Company in accordance with their terms.)

7.    Consequence of Violation: The Company considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by an employee as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the

Exhibit 10.41

Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company, whether or not your failure to comply with this policy results in a violation of law. Violation of the insider trading laws and this Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided, as well as the attorneys' fees of the persons injured.

8.    Resolving Doubts: If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from the Company’s Chief Financial Officer or Chief Legal Officer. Do not try to resolve uncertainties on your own.

9.    A Caution About Possible Inability to Sell: Although the Company encourages employees to own our securities as a long-term investment (See Section 6), all personnel must recognize that trading in securities may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing our securities must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of the securities might decline.

10. 10b5-1 Trading Plans. SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material non-public information, trades executed as specified by the plan do not violate the securities laws or this policy even if the insider is in possession of material non-public information at the time the trade is executed. All Restricted Personnel are permitted to establish a 10b5-1 plan. To qualify as a 10b5-1 plan for purposes of this Policy, the plan must be approved in advance by the Chief Legal Officer, and you should allow at least five business days for that approval. For more information about how to establish a 10b5-1 plan, please contact the Chief Legal Officer. The Company reserves the right to disapprove any submitted plan.

Effective: November 1, 2011

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